As Filed With the Securities and Exchange Commission on December 5, 2003

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

TENNESSEE	62-0784645
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

National Commerce Financial Corporation One Commerce Square Memphis, Tennessee	38150
(Address of Principal Executive Offices)	(Zip Code)

National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan

(Full title of the plan)

Charles A. Neale, Esq.

Vice President and General Counsel

National Commerce Financial Corporation

One Commerce Square

Memphis, Tennessee 38150

(Name and address of agent for service)

(901) 523-3371

(Telephone number, including area code, of agent for service)

Copy to:

John A. Good, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, TN 38103

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit/share	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Payment Obligations	$1,000,000	100%*	$1,000,000*	$80.90

*	The offering price is estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference as of their respective dates:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

b.	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002 (but excluding all information furnished to the Securities and Exchange Commission pursuant to Item 9 of any Current Report on Form 8-K); and

c.	The description of the Common Stock contained in the effective registration statement filed by the Registrant to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

The deferred payment obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Registrant and its subsidiaries pursuant to the National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan (the “Plan”).

The Obligations are general unsecured obligations of the Registrant to pay deferred gain upon stock option exercise by Plan participants in the future in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The amount of stock option gain deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. The Plan provides for the investment of each participant’s deferral account in such investments as the participant may have elected from among various investment options in each Plan year. Currently, a participant’s deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon death or termination of employment, in a single lump sum or in installments in accordance with the terms of the Plan.

The Registrant reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Registrant.

The Registrant has established a rabbi trust to hold assets contributed under the Plan. However, participants in the Plan will have no rights to any assets held by the rabbi trust, except as general creditors of the Registrant. Assets of the rabbi trust will at all times be subject to the claims of the Registrant’s general creditors.

The Common Stock being registered on this Registration Statement may be distributed in lieu of cash, at the option of the Compensation Committee of the Registrant’s Board of Directors, to Plan participants at the end of the deferral period in settlement of the Obligations relating to that portion of a participant’s account, the returns on which are measured by the performance of the Registrant’s Common Stock.

Item 5.	Interests of Named Experts and Counsel.

An opinion as to the legality of the securities being registered is being provided by Bass, Berry & Sims PLC. Attorneys at Bass, Berry & Sims PLC working on this registration statement owned approximately 9,200 shares of Common Stock as of the date of this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18- 509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation.

The Registrant’s restated charter provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

The Registrant’s bylaws provide that the Registrant shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys’ fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits following the signature pages hereof.

Item 9.	Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 5th day of December, 2003.

NATIONAL COMMERCE FINANCIAL CORPORATION

By:	/s/ William R. Reed, Jr.
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Charles A. Neale and K. Elizabeth Whitehead, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William R. Reed, Jr. William R. Reed, Jr.	President and Chief Executive Officer	December 4, 2003

/s/ Eugene McDonald	Chairman of the Board	November 21, 2003

/s/ John M. Presley John M. Presley	Chief Financial Officer	December 4, 2003

/s/ Richard W. Edwards Richard W. Edwards	Chief Accounting Officer	November 20, 2003

/s/ Thomas M. Garrott Thomas M. Garrott	Chairman of Executive Committee and Director	December 4, 2003

/s/ R. Grattan Brown, Jr. R. Grattan Brown, Jr.	Director	December 4, 2003

/s/ Bruce E. Campbell, Jr. Bruce E. Campbell, Jr.	Director	December 4, 2003

/s/ John D. Canale, III John D. Canale, III	Director	December 4, 2003

/s/ James H. Daughdrill, Jr. James H. Daughdrill, Jr.	Director	November 30, 2003

/s/ Thomas C. Farnsworth Thomas C. Farnsworth	Director	December 4, 2003

/s/ Blake P. Garrett, Jr. Blake P. Garrett, Jr.	Director	December 4, 2003

/s/ Dan Joyner C. Dan Joyner	Director	December 4, 2003

/s/ W. Neely Mallory, Jr. W. Neely Mallory, Jr.	Director	December 4, 2003

/s/ Eric Munson Eric B. Munson	Director	December 4, 2003

/s/ David Shi Dr. David E. Shi	Director	December 4, 2003

/s/ Phail Wynn Dr. Phail Wynn, Jr.	Director	December 4, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles of Amendment to the Registrant’s Amended and Restated Charter is incorporated by reference from Exhibit 3.1 to the Registrant’s Form S-3/A filed on July 9, 2001 (File No. 000-06094)

4.2	Amended and Restated Charter of the Registrant is incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed on July 11, 2000 (File No. 000-06094)

4.3	Bylaws of the Registrant, as amended are incorporated by reference from Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 1995 (File No. 000-06094)

4.4	National Commerce Financial Corporation Stock Option Gain Deferral and Form NCB Deferred Compensation Plan

5	Opinion of Bass, Berry & Sims PLC

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Bass, Berry & Sims PLC (contained in Exhibit 5)